                                 Exhibit 12-A

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                       CALCULATION OF RATIO OF EARNINGS
                               TO FIXED CHARGES
                         (dollar amounts in millions)

                                 First Half                      For the Years Ended December 31
                             --------------------  -----------------------------------------------------
                                1994       1993       1993       1992       1991       1990       1989
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fixed Charges
 Interest expense            $ 1,611.7  $ 1,452.8  $ 2,943.5  $ 3,108.3  $ 3,840.6  $ 4,307.4  $ 4,647.4
 Rents                             6.4        5.1       11.0       10.8        8.9        7.5        6.4
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total fixed
  charges                      1,618.1    1,457.9    2,954.5    3,119.1    3,849.5    4,314.9    4,653.8

Earnings
  Income before income
   taxes and cumulative
   effects of changes in
   accounting principles       1,029.7      945.7    1,875.0    1,323.2    1,075.1      763.2      630.0

Less equity in net income
  of affiliated companies        104.8       87.4      198.3      155.2      191.0      145.0       30.8


Less minority interest
  in net income of
  subsidiaries                     5.2        4.2        7.9        6.1        2.3          0          0
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before fixed
  charges                    $ 2,537.8  $ 2,312.0  $ 4,623.3  $ 4,281.0  $ 4,731.3  $ 4,933.1  $ 5,253.0
                             =========  =========  =========  =========  =========  =========  =========
Ratio of earnings to
  fixed charges                   1.57       1.59       1.56       1.37       1.23       1.14       1.13
                             =========  =========  =========  =========  =========  =========  =========

For purposes of the Ford Credit ratio, earnings consist of income before taxes and cumulative effects of changes in accounting principles and fixed charges. Income before income taxes and cumulative effects of changes in accounting principles of Ford Credit excludes the equity in net income of all unconsolidated affiliates and minority interest in net income of subsidiaries. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).